Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos.  333-130913, 333-130912, 333-126219 and 333-115895) and Form  S-8 (Nos. 333-124910, 333-120508, 333-119463, 333-56571, 333-52277) of Progenics Pharmaceuticals, Inc. of our report dated March  15, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form  10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 15, 2007